EXHIBIT 5
[Davis Polk & Wardwell Letterhead]

November 20, 2007

MSCI Inc.
88 Pine Street
New York, NY 10005
(212) 804-3990

Ladies and Gentlemen:

We have acted as special counsel for MSCI Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 13,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the MSCI 2007 Equity Incentive Compensation Plan and the MSCI Independent Directors’ Equity Compensation Plan (the “Plans”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plans have been duly authorized and, when and to the extent issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk and Wardwell

Davis Polk and Wardwell